Exhibit 5.1

23 July 2012	Our Ref: RDL/dia/R1711.113730

Manchester United Ltd.

c/o Walkers Corporate Services Limited

Walker House

87 Mary Street

George Town

Grand Cayman KY1-9001

Cayman Islands

Dear Sirs

MANCHESTER UNITED LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of an initial public offering by Manchester United Ltd. (to be renamed Manchester United plc) (the “Company”), and the sale by the Selling Shareholder (defined in the Underwriting Agreement, defined in Schedule 1), of certain Class A ordinary shares of par value US$0.0005 per share (the “Offered Shares”) under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms of the Registration Statement (as defined in Schedule 1).  This letter shall be deemed to be addressed to Manchester United plc, following its renaming.

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                       The Offered Shares, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company and upon the issue of the Offered Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Offered Shares have been issued credited as fully paid), delivery and payment therefore by the holder in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and, in respect of the Offered Shares to be sold by the Company, in the manner contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement (as defined in Schedule 1), the Offered

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T  +1 345 949 0100  F  +1 345 949 7886  www.walkersglobal.com

Shares will be validly created, issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinions are given based on the following assumptions.

1.                                       The originals of all documents examined in connection with this opinion are authentic.  The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1).  All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals.  The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.                                       We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.                                       The Company will receive consideration in money or money’s worth for each Offered Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Share.

4.                                       The Resolutions (defined in Schedule 1) remain in full force and effect and have not been rescinded or amended.

5.                                       Each of the Registration Statement and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Offered Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

6.                                       The choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

7.                                       The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement.

8.                                       All preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the Offered Shares and there will be no breach of the terms of the Underwriting Agreement.

9.                                       There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to this firm in the Prospectus under the heading “Legal Matters”.

Yours faithfully

/S/ WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                       The Amended and Restated Memorandum and Articles of Association, filed as Exhibit 3.1 to the Registration Statement, to be in effect upon the consummation of the sale of the Offered Shares.

2.                                       Copies of the executed written resolutions of the Directors of the Company approving the offering for sale of the Offered Shares (the “Resolutions”).

3.                                       Copies of the following documents (the “Documents”):

(a)                                  the prospectus of the Company dated 23 July 2012 (the “Prospectus”), forming a part of the Registration Statement (as defined below) filed by the Company with the United States Offered Shares Exchange Commission (“SEC”) in respect of the offer by the Company of [ ] of its Class A ordinary shares of par value US$0.0005 per share (the “Offered Shares”)

(b)                                 the Registration Statement on Form F-1 dated 23 July 2012 filed by the Company with the SEC in respect of the Offered Shares (the “Registration Statement”);

(c)                                  form of Underwriting Agreement to be entered into between the Company and Jefferies & Company, Inc., Credit Suisse Offered Shares (USA) LLC, J.P. Morgan Offered Shares LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Offered Shares Inc., as representatives of the several underwriters named therein (the “Underwriting Agreement”); and

(d)                                 such other documents as we have deemed necessary to render the opinions set forth herein.